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TWIN DISC, INC., ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS
Seventh Consecutive Quarter with Year-over-Year Improvement in Earnings


RACINE, WISCONSIN-October 15, 2004-Twin Disc, Inc. (NYSE: TDI), today reported significantly improved financial results for the fiscal 2005 first quarter ended September 30, 2004. The financial results for the first three months of fiscal 2005 represents the best first quarter in the past seven fiscal years.

Net earnings for the first quarter increased $981,000 to $1,152,000, or $0.40 per diluted share, compared with $171,000, or $0.06 per diluted share, for the fiscal 2004 first quarter. This represents the seventh consecutive fiscal quarter with year-over-year improvement in net earnings.

Sales for the quarter ended September 30, 2004 improved 19.5% to $45,382,000 from $37,966,000 in the same period a year ago. This represents the third consecutive fiscal quarter with year-over-year improvement in sales. The results for the current fiscal quarter were favorably impacted by the Company's recent acquisition of Rolla SP Propellers SA (Rolla) as well as a previously announced military contract to supply transmission systems for vehicles to be delivered to the Israeli Defense Forces. The latter contributed nearly $2.4 million in sales for the quarter.

Gross margin as a percentage of sales increased to 25.9% from 23.4%. Gross margins improved primarily due to higher volume while maintaining fixed costs at fiscal year 2004 levels. The benefits from cost reduction, prior restructuring programs and lower pension expense helped to offset higher steel and other costs.

Commenting on the results, Chairman and Chief Executive Officer Michael E. Batten said, "The current fiscal year has started out very strong and continues the positive momentum we established in the second half of fiscal year 2004. Demand across most of our markets is up and our backlog of orders remains very healthy. Our trailing 12-month earnings per diluted share now stand at $2.18 as we continue to focus on improving our worldwide operating results.

"The Company's balance sheet remains strong with excellent liquidity. Accounts receivable were down nearly $4 million, or 10%, while inventory increased a like amount. The latter is primarily a result of increased order activity as we schedule production to meet demand for the balance of the fiscal year. Long-term debt increased a little more than $3 million versus the end of fiscal 2004. This increase is primarily attributable to increased funding in the quarter of the Company's pension plan as well as increased capital investment. In the quarter, the Company invested $1,740,000 in capital expenditures. In total, the Company expects to more than double its investments in capital assets in fiscal 2005 compared to fiscal 2004. The ratio of total debt to capital (total debt plus shareholders' equity) was 28.6%, compared with 26.1% at the prior fiscal year-end. We continue our efforts to improve our overall liquidity and strength our balance sheet.

"Our backlog of orders to be shipped over the next six months, excluding the backlog from Rolla, was $52,200,000, an increase of 6% from fiscal year end, and 27% higher than it was at September 30, 2003. We see our business remaining firm entering the new quarter.

"Our marketing activities, as well as engineering services and manufacturing are at high levels. We remain focused in producing quality products, providing value-added services and using our global manufacturing presence to be able to source and purchase components and raw materials that will allow us to contain manufacturing costs. This is positioning the Company to expand sales, achieve improving margins and manage higher returns on assets to earn our cost of capital. We are pleased with our progress and believe we have more room for improvement."

Twin Disc designs, manufactures and sells heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives and propellers; power-shift transmissions; power take-offs and reduction gears; industrial clutches; and control systems. The Company sells its products to customers primarily in the marine, industrial equipment, government, energy and natural resources and agricultural markets.

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the
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making of such statements should not be regarded as a representation by the
Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow--
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

                                    Three Months Ended
                                       September 30,
                                       -------------
                                      2004       2003
                                      ----       ----
Net sales                           $45,382    $37,966
Cost of goods sold                   33,607     29,070

Gross profit                         11,775      8,896
Marketing, engineering and
   administrative expenses            9,509      8,358
Interest expense                        219        280
Other income, net                       (44)      (205)
                                      ------     ------

Earnings before income taxes
   and minority interest              2,091        463
Income taxes                            914        281
Minority interest                        25         11
                                      -----	 -----
   Net earnings                     $ 1,152    $   171
                                      -----      -----
                                      -----      -----



Earnings per share:
   Basic                            $  0.41    $  0.06
   Diluted                          $  0.40    $  0.06

Average shares outstanding:
   Basic                             2,836       2,803
   Diluted                           2,888       2,839

Dividends per share                 $  0.175   $  0.175
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                          CONDENSED CONSOLIDATED  BALANCE SHEETS
                      (In thousands, except per-share data; unaudited)

                                      September 30,         June 30,
                                          2004               2004
                                          ----               ----
ASSETS
Current assets:
   Cash and cash equivalents           $  8,008          $  9,127
   Trade accounts receivable, net        33,292            37,091
   Inventories, net                      55,840            52,079
   Deferred income taxes                  4,216             4,216
   Other                                  3,432             3,111
                                          -----             -----

     Total current assets               104,788           105,624

Property, plant and equipment, net       33,798            33,222
Goodwill                                 12,683            12,717
Deferred income taxes                    15,673            15,668
Other assets                              9,407             9,406
                                          -----             -----
                                       $176,349          $176,637
                                        -------           -------
                                        -------           -------
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LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                       $  1,865            $1,607
   Current maturities on long-term debt   2,857             3,018
   Accounts payable                      15,525            17,241
   Accrued liabilities                   27,161            27,262
                                         ------            ------

     Total current liabilities           47,408            49,128

Long-term debt                           20,151            16,813
Accrued retirement benefits              46,210            49,456
                                         ------            ------

                                        113,769           115,397

Minority interest                           441               509

Shareholders' equity:
Common stock                             11,653            11,653
Retained earnings                        87,094            86,443
Unearned Compensation                      (262)             (304)
Accumulated other comprehensive loss    (20,072)          (20,301)
                                        --------          --------

                                         78,413            77,491
   Less treasury stock, at cost          16,274            16,760
                                         ------            ------
   Total shareholders' equity            62,139            60,731
                                         ------            ------
                                       $176,349          $176,637
                                       --------          --------
                                       --------          --------
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